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                                                                   EXHIBIT 13
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                            NONCOMPETITION AGREEMENT


     THIS NONCOMPETITION AGREEMENT, dated as of the 5th day of June, 1996 (this "AGREEMENT"), by and between Bailey Corporation, a Delaware corporation (the "COMPANY"), and E Gordon Young (the "FORMER DIRECTOR");

                                WITNESSETH THAT:

     WHEREAS, the Former Director has served as a director of the Company;

     WHEREAS, the Company and Vemco Acquisition Corp. ("Vemco") have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which, among other things, Vemco shall be merged with and into the Company (the "MERGER") and the Stockholders of the Company will receive cash in exchange for their shares in the Merger;

     WHEREAS, Vemco desires to protect its interests by obtaining the agreement of the Former Director not to invest in, or serve as a director, officer, employee or consultant to any competitor of the Company; and

     WHEREAS, the Former Director is willing to agree to the terms and conditions hereof;

     NOW, THEREFORE, in consideration hereof and intending to be legally bound hereby, the Former Director and the Company agree as follows:

     1. The Former Director covenants that the Former Director shall not during, and for a period of five years following the Effective Time (as defined in the Merger Agreement), directly or indirectly, (other than as the holder of not more than one percent (1%) of the total outstanding stock of any publicly held company) own, sponsor, operate, join, control or participate in, or be connected as a partner, officer, director, employee, consultant, adviser, sponsor or otherwise, or permit his name to be used in connection with, any business in which the Company is presently engaged.

     2. In consideration of the foregoing, after the Effective Time of the Merger, the Company shall (a) pay to the Former Director (or his estate or heirs, in the event the Former Director shall be deceased) $5,000 per month for 60 months commencing on the first day of the first calendar month following Effective Time of the Merger, (b) cause the Former Director and his spouse to remain on the Company's long-term health insurance policy until age 65 if and so long as it is permitted by all applicable laws and by the Company's long-term health care provider, and (c) from age 65 until their death the Company shall pay to the Former Director and his spouse (or to an appropriate insurer on their behalf) a monthly amount equal to the lesser

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of the monthly cost of Medicare Plan (b) and the AARP Group Health Insurance
Program Medical Supplemental Insurance Plan (f) or the monthly cost of other substantially equivalent health insurance; provided that if the Former Director and his spouse shall cease to be covered in accordance with the preceding CLAUSES (b) or (c), the Company shall purchase equivalent insurance for the Former Director and his spouse.

     3. If at any time any of the foregoing agreements is deemed invalid or unenforceable under the laws of the jurisdiction in which it is being enforced by reason of being vague or unreasonable as to geographic scope, scope of activities limited or duration such agreements will be deemed to be divisible as to any portions which are unenforceable and this agreement will be amended by the court or other body having jurisdiction so that it will be enforceable to the maximum extent permitted by applicable law.

     4. The Former Director recognizes and agrees that his compliance with the covenants and agreements contained in SECTION 1 hereof are reasonable and necessary for the protection of the Company's interests and that any violation thereof may cause irreparable and continuing damage or injury to the Company, the exact amount of which would be difficult to ascertain and for which there may be no adequate remedy at law, and that, for such reasons, among others, the Company shall be entitled to seek an injunction from any court of competent jurisdiction restraining any further such violation. Such right to request an injunction shall be in addition to any other damages, rights and remedies to which the Company may be entitled at law or in equity.

     5. This Agreement is to be made under and shall be construed in accordance with the laws of the State of New Hampshire and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and merges any and all prior agreements, understandings and representations.

     6. This Agreement may not be superseded, amended or modified except by written agreement between the parties hereto.

     7. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties, with regard to the matters set forth herein, except as provided in SECTION 5 hereof.

     8. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.


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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written.


                                     BAILEY CORPORATION



                                     By:  /s/ Roger R. Phillips
                                         --------------------------
                                     Name:
                                          -------------------------
                                     Title:
                                           ------------------------



                                     FORMER DIRECTOR


                                          /s/ E. Gordon Young
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